UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

PREFERRED APARTMENT COMMUNITIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 23, 2012

Dear Fellow Stockholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Preferred Apartment Communities, Inc. The Annual Meeting will be held at 9:00 a.m. Eastern time on May 10, 2012 at our offices located at 3625 Cumberland Blvd., Suite 400, Atlanta, Georgia 30339. Details of the business to be presented at the Annual Meeting can be found in the accompanying Notice of 2012 Annual Meeting of Stockholders and Proxy Statement.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while setting a great precedent for our Company by keeping the costs down and reducing the environmental impact of our Annual Meeting. On approximately March 30, 2012, we will begin mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report and how to vote over the Internet or how to request and return a proxy card by mail. Stockholders who previously made a request to receive a paper copy of the proxy materials will be mailed the Proxy Statement, an annual report and proxy card.

Whether or not you plan to attend the Annual Meeting, your vote is important and we encourage you to vote promptly.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Proxy Statement and on the proxy card.

On behalf of the Board of Directors, we thank you for your ongoing support and investment in our Company.

Sincerely,

John A. Williams
Chairman and Chief Executive Officer

One Overton Park | 3625 Cumberland Blvd., Suite 400 | Atlanta, GA 30339 | p. 770-818-4100 | f. 770-818-4101
* www.pacapts.com *

3625 Cumberland Blvd., Suite 400
Atlanta, Georgia 30339

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m. (Eastern time) on May 10, 2012
PLACE	3625 Cumberland Blvd., Suite 400 Atlanta, Georgia 30339
ITEMS OF BUSINESS	1) To elect seven directors to serve until the annual meeting of stockholders in 2013.
2) To conduct an advisory vote on executive compensation.
3) To conduct an advisory vote on the frequency of future advisory votes on executive compensation.
4) To ratify the selection of PricewaterhouseCooopers LLP as our independent registered public accountants for 2012.
5) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
RECORD DATE	In order to vote, you must have been a stockholder at the close of business on March 15, 2012.
ADMISSION TO THE MEETING	Only stockholders of the Company and its invited guests may attend the meeting. Proof of ownership of our common stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the meeting. For further information on admission, please refer to the question entitled “What do I need to do to attend the meeting in person?” on page 2 of the Proxy Statement which follows this notice.
PROXY VOTING	We cordially invite you to attend the meeting, but regardless of whether you plan to be present, please vote in one of the following ways:
1) VISIT THE WEBSITE noted on your proxy card or the Notice of Internet Availability of Proxy Materials to vote via the Internet;
2) If you receive a printed copy of the proxy materials by mail, USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this is a free call in the U.S.); or

    3)

If you receive a printed copy of the proxy materials by mail, MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.

Any proxy may be revoked by you at any time prior to its exercise at the meeting.
By Order of the Board of Directors, Leonard A. Silverstein Executive Vice President, General Counsel and Secretary March 23, 2012

i

3625 Cumberland Blvd., Suite 400
Atlanta, Georgia 30339

2012 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Preferred Apartment Communities, Inc. (“we”, “our”, “us” or the “Company”) is furnishing this Proxy Statement in connection with our solicitation of proxies to be voted at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”). We will hold the Annual Meeting at our principal executive offices, located at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339, on Thursday, May 10, 2012 at 9:00 a.m. Eastern time, and any postponements or adjournments thereof. We are sending this Proxy Statement and the enclosed proxy card to our stockholders commencing on or about March 30, 2012.

ABOUT THE PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to consider and act upon the following matters:

•	Election of seven directors nominated by our Board of Directors (the “Board”) and listed in this Proxy Statement to serve until the annual meeting of stockholders in 2013;
•	An advisory vote on the compensation of our executive officers as disclosed in this Proxy Statement;
•	An advisory vote on the frequency of future advisory votes on the compensation of our executive officers;
•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012; and
•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and 2011 Annual Report to Stockholders over the Internet at http://www.edocumentview.com/APTS. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

Will our Manager be present at the Annual Meeting?

Officers of Preferred Apartment Advisors, LLC, which we refer to as our Manager, will be present at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 15, 2012, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting.

If you hold your shares through a bank, broker or other nominee and intend to vote in person at the Annual Meeting, you will need to provide a legal proxy from your bank, broker or other holder of record.

What are the voting rights of stockholders?

Each share of our common stock (“Common Stock”) is entitled to one vote. There is no cumulative voting.

How many shares are outstanding?

At the close of business on March 15, 2012, the record date for the Annual Meeting, 5,178,313 shares of Common Stock were outstanding, including 26,000 shares of unvested restricted Common Stock that are entitled to vote at the Meeting.

What constitutes a quorum?

Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to be cast must be present at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes, “abstentions” and broker non-votes count for purposes of determining whether a quorum is present.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote?

If you are a registered stockholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•	over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials or proxy card you received (if you have access to the Internet, we encourage you to vote in this manner);
•	by telephone using the number noted on the proxy card you received (if you received a proxy card);
•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid, preaddressed envelope enclosed therewith; or
•	by attending the Annual Meeting and voting in person.

Please carefully follow the directions in the Notice of Internet Availability of Proxy Materials or proxy card you received.

Can I vote my shares in person at the meeting?

If you are a “stockholder of record,” you may vote your shares in person at the meeting, If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting.

What do I need to do to attend the meeting in person?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting. Only stockholders who owned our Common Stock as of the close of business on March 15, 2012 are entitled to attend the meeting.

•	If your shares are registered in your name and you owned our Common Stock as of the close of business on March 15, 2012, you only need to provide some form of government issued photo identification for admission.

•	If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of our Common Stock on March 15, 2012.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

It means that you have multiple accounts with our transfer agent and/or with a broker, bank or other nominee. You will need to vote separately with respect to each Notice of Internet Availability of Proxy Materials or proxy card you received. Please vote all of the shares you own.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to our Secretary at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339 so it is received prior to the meeting, stating that you revoke your proxy;
•	By signing a later-dated proxy card and submitting it so it is received prior to the meeting in accordance with the instructions included in the proxy card(s); or
•	By attending the meeting and voting your shares in person.

How may I vote for each proposal?

Proposal 1 —	You may vote for each individual nominee or withhold from each individual nominee.
Proposal 2 —	You may vote for, against or abstain on the advisory vote on executive compensation.
Proposal 3 —	You may indicate your preference for a vote on executive compensation every one, two or three years or abstain from voting.
Proposal 4 —	You may vote for, against or abstain from voting to ratify the selection of PricewaterhouseCooopers LLP as our independent registered public accountants for 2012.

What are the Board’s recommendations on how I should vote my shares?

Proposal 1 —	For all of the nominees for election as director.
Proposal 2 —	For the advisory proposal on executive compensation.
Proposal 3 —	Chose three years for the frequency of future advisory votes on executive compensation.
Proposal 4 —	For the proposal to ratify the selection of PricewaterhouseCooopers LLP as our independent registered public accountants for 2012.

What vote is required to approve each item?

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Each director will be elected by a plurality of the votes cast. This means that the seven nominees receiving the greatest number of “FOR” votes will be elected as directors, even if the number of votes received is less than a majority of the votes present at the Annual Meeting.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
2	Advisory vote on executive compensation	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
3	Advisory vote on the frequency of future advisory votes on executive compensation	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
4	Ratification of appointment of independent auditors	A majority of the votes cast.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or our charter.

What if I return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted as follows:

Proposal 1 —	For all of the nominees for election as director.
Proposal 2 —	For the advisory proposal on executive compensation.
Proposal 3 —	Chose three years for the frequency of future advisory votes on executive compensation.
Proposal 4 —	For the proposal to ratify the selection of PricewaterhouseCooopers LLP as our independent registered public accountants for 2012.

Will the results of the advisory vote on executive compensation or the advisory vote on how frequently to conduct future advisory votes on executive compensation be binding on the Company or the Board?

The outcome of the voting on these matters will be advisory only and will not bind or restrict the Board in any manner when the Board makes decisions on these subjects. The Board could, if it concluded it were in our best interest to do so, choose not to follow or implement the stockholders’ advice on either or both matters.

What happens if additional matters are presented at the annual meeting?

We know of no other matters other than the items of business described in this Proxy Statement that can be considered at the meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at this meeting for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339. Please contact our Secretary to make arrangements.

Who will count the votes?

A representative of Computershare, our transfer agent, will act as the inspector of election and will tabulate votes.

Who pays the cost of this proxy solicitation?

We will pay the cost of preparing, assembling and mailing the proxy materials. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so. As of the date of this Proxy Statement, we have not hired anyone to assist in the solicitation of proxies.

How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?

In order for a stockholder proposal to be properly submitted for presentation at our 2013 annual meeting and included in the proxy material for next year’s annual meeting, we must receive written notice of the proposal at our executive offices during the period beginning on October 24, 2012 and ending at 5:00 p.m., Eastern time, on November 23, 2012. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339, Attention: Leonard A. Silverstein, Executive Vice President, General Counsel and Secretary.

Other Information

Our Annual Report to Stockholders for the year ended December 31, 2011, which includes our Annual Report on Form 10-K for the year ended December 31, 2011, is available at www.edocumentview.com/APTS, and if you received a printed copy of this Proxy Statement, accompanies this Proxy Statement. However, the Annual Report forms no part of the material for the solicitation of proxies.

This report may also be accessed through our website at www.pacapts.com by clicking on the “Investors” link, followed by the “SEC Filings” link. In addition, our Annual Report on Form 10-K for the year ended December 31, 2011, is available on our website and from the SEC’s website at www.sec.gov. At the written request of any stockholder who owns our Common Stock as of the close of business on the record date, we will provide, without charge, paper copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our Annual Report on Form 10-K by following the instructions on the Notice of Internet Availability of Proxy Materials or by mailing a written request to:

Preferred Apartment Communities, Inc. 3625 Cumberland Boulevard, Suite 400 Atlanta, Georgia 30339 Attention: Secretary

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
AND PRINCIPAL STOCKHOLDERS

Except as otherwise indicated, the following table sets forth the beneficial ownership of shares of our Common Stock as of March 15, 2012 for:

•	our directors;
•	our principal executive officer, principal financial officer and the three other most highly compensated executive officers, if any, calculated in accordance with SEC rules and regulations (collectively the “Named Executive Officers”);
•	our directors and Named Executive Officers as a group; and
•	each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares of our Common Stock the person actually owns beneficially or of record, all shares of our Common Stock over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days (such as shares of restricted Common Stock which are scheduled to vest within 60 days). Except as otherwise provided, all shares are owned directly, and the indicated person has sole voting and investing power. Unless otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339.

	Common Stock Outstanding
Beneficial Owner	Shares Owned		Percentage
Williams Opportunity Fund, LLC(1)(3)	1,000,000		19.31%
Williams Realty Fund I, LLC(2)(3)	690,000		13.32%
Wells Fargo & Company	410,000	(4)	7.92%
NELL Partners, Inc.(3)	36,666	(5)(6)	*
John A. Williams(1)(2)(3)	72,661	(5)(6)(7)	1.40%
Leonard A. Silverstein(1)(2)(3)	39,166	(5)(6)	*
William F. Leseman	1,000		*
Michael J. Cronin	2,500		*
Daniel M. DuPree	6,651	(8)	*
Timothy A. Peterson	9,611	(9)	*
Steve Bartkowski	9,151	(10)	*
Gary B. Coursey	6,651	(11)	*
Howard A. McLure	27,222	(12)	*
All directors and executive officers as a group (8 persons)	137,947		2.66%

*	Less than 1%
(1)	John A. Williams and Leonard A. Silverstein are two members of the five-member investment committee of Williams Opportunity Fund, LLC, or WOF. The other members of the investment committee are John A. Williams’ son, John A. Williams, Jr., Michael J. Cronin, our Chief Accounting Officer and Treasurer, and an employee of a company controlled by John A. Williams. Subject to the review and approval by an external, independent advisory committee as to affiliate transactions and other conflicts of interest, the investment committee controls the voting and investment power of these shares.
(2)	John A. Williams and Leonard A. Silverstein are two members of the five-member investment committee of Williams Realty Fund I, LLC, or WRF. The other members of the investment committee are John A. Williams’ son, John A. Williams, Jr., and two independent members. The investment committee controls the voting and investment power of these shares.
(3)	WRF, WOF, NELL Partners, Inc. and Mr. Williams’ spouse collectively own 33.93% of our Common Stock.

(4)	As of December 31, 2011, and based solely upon information provided in a Schedule 13G filed with the SEC on January 26, 2012, Wells Fargo & Company beneficially owns 410,000 shares, all of which it has sole voting power and sole dispositive power with respect thereto. The business address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.
(5)	NELL Partners, Inc. owns 36,666 shares of our Common Stock. John A. Williams and Leonard A. Silverstein share joint voting and investment power of these shares.
(6)	Although John A. Williams and Leonard A. Silverstein share joint voting and investment power of the shares held by NELL Partners, Inc., each disclaims any economic interest in such shares. Seventy percent of such shares are owned indirectly by the Nancy Ann Richardson Williams Children’s Trust, formed on January 30, 1995, a trust created by Mr. Williams’ spouse for the benefit of their children. Thirty percent of such shares are owned indirectly by the Northside Partners Trust, formed on November 2, 2009, a trust created by Leonard A. Silverstein’s spouse for the benefit of their children.
(7)	30,495 of these shares are owned by Mr. Williams’ spouse. Mr. Williams disclaims any beneficial ownership of such shares.
(8)	5,000 of these shares are unvested shares of restricted Common Stock that will vest on the earlier to occur of (a) April 5, 2012 and (b) the 2012 annual meeting of the stockholders.
(9)	6,000 of these shares are unvested shares of restricted Common Stock that will vest on the earlier to occur of (a) April 5, 2012 and (b) the 2012 annual meeting of the stockholders.
(10)	5,000 of these shares are unvested shares of restricted Common Stock that will vest on the earlier to occur of (a) April 5, 2012 and (b) the 2012 annual meeting of the stockholders.
(11)	5,000 of these shares are unvested shares of restricted Common Stock that will vest on the earlier to occur of (a) April 5, 2012 and (b) the 2012 annual meeting of the stockholders.
(12)	5,000 of these shares are unvested shares of restricted Common Stock that will vest on the earlier to occur of (a) April 5, 2012 and (b) the 2012 annual meeting of the stockholders.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our charter and by-laws provide that the number of our directors may be established by a majority of the entire Board but may not be fewer than two nor more than ten. We currently have seven directors, including five independent directors. The term of each of Steve Bartkowski, Gary B. Coursey, Daniel M. DuPree, Howard A. McLure, Timothy A. Peterson, Leonard A. Silverstein and John A. Williams expires at the Annual Meeting and when his respective successor is duly elected and qualified.

Upon the recommendation of our independent Nominating and Corporate Governance Committee, the Board has nominated incumbent directors Steve Bartkowski, Gary B. Coursey, Daniel M. DuPree, Howard A. McLure, Timothy A. Peterson, Leonard A. Silverstein and John A. Williams to stand for re-election at the Annual Meeting and to hold office until our annual meeting of stockholders in 2013 and when his successor is elected and qualified.

We expect that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.

Nominees for Election

We have provided below certain information about each nominee for election as a director.

Name	Age	Position(s)
John A. Williams	69	President, Chief Executive Officer and Chairman of the Board
Leonard A. Silverstein	53	Executive Vice President, General Counsel, Secretary and Vice Chairman of the Board
Steve Bartkowski	59	Independent Director
Gary B. Coursey	72	Independent Director
Daniel M. DuPree	65	Independent Director
Howard A. McLure	55	Independent Director
Timothy A. Peterson	46	Independent Director

John A. Williams has served as the President, Chief Executive Officer and Chairman of our Company since our formation in 2009 and is our sponsor. Mr. Williams was born and educated in Atlanta. Following graduation from the city’s public school system, he entered the Georgia Institute of Technology where he earned a BS in Industrial Management. Mr. Williams has directed and coordinated the development, construction, and management of real estate developments since 1966. Over the course of his career, he has directed and coordinated the development, construction, and management of more than $5 billion in real estate developments. Approximately $3.5 billion of this activity has focused on multifamily housing (over 100,000 apartments), with the balance in other property types including hotels, condominiums and offices. Mr. Williams founded Post Properties, Inc. in 1970. He took Post Properties, Inc. public as a REIT in 1993. When he resigned as Chairman of Post Properties in 2003, the company had over 30,000 apartment units and had averaged Funds from Operation (FFO) growth of 7% per year commencing with the initial public offering. Mr. Williams is currently Chief Executive Officer of Williams Realty Advisors, LLC and has held this position since February 2005. He also holds interests in various other entities involving the acquisition, development, building, holding, leasing, managing, operating and exchanging of real properties and enterprises that collectively have over 800 employees and have been involved in over $3 billion in development.

We believe that Mr. Williams’ previous experience as the founder of Post Properties, Inc. and his current role as the Chief Executive Officer of Williams Realty Advisors, LLC make him well qualified to serve as a member of our Board.

Leonard A. Silverstein has served as Executive Vice President, General Counsel, Secretary and Vice Chairman of our Company since our formation in 2009. Mr. Silverstein has also served as General Counsel (since February 2005) and President (since December 1, 2011) of Williams Realty Advisors, LLC and Chief Operating Officer of Corporate Holdings, LLC since October 2004. From August 1994 to 2004, Mr. Silverstein was a partner at the law firm of McKenna, Long & Aldridge LLP. From January 1991 to August 1994, Mr. Silverstein was a partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, where he began his legal practice in 1983. Mr. Silverstein’s practice focused on securities and corporate finance law, corporate governance and mergers and acquisitions, advising both publicly-held and privately-held clients in a variety of industries, including real estate.

We believe that Mr. Silverstein’s previous experience as a partner in each of McKenna, Long & Aldridge LLP and Powell, Goldstein, Frazer & Murphy LLP, his current roles as General Counsel and President of Williams Realty Advisors, LLC and Chief Operating Officer of Corporate Holdings, LLC and his legal education make him well qualified to serve as a member of our Board.

Steve Bartkowski was elected to our Board as a Director, effective as of March 31, 2011. Mr. Bartkowshi was an All American in both baseball and football at the University of California at Berkeley. In 1975, he was the first pick in the NFL draft, selected by the Atlanta Falcons, serving as their starting quarterback for the following 11 seasons. Mr. Bartkowski was the NFL’s rookie of the year in 1975, the NFL’s highest rated quarterback for three years, and earned All-Pro honors for his efforts in 1980 and 1981. He was the most valuable player in the NFC in 1980. Mr. Bartkowski led the Falcons to their first play-off game in 1978 and again in 1980 and 1982. Mr. Bartkowski played his last season in the NFL for the Los Angeles Rams and retired from professional football in 1987. Following retirement from professional football, Mr. Bartkowski produced and hosted the popular TNN outdoor television series, Backroad Adventures with Steve Bartkowski from 1994 to 1996. He was also the host of a top rated outdoor television series, Suzuki’s Great Outdoors with Steve Bartkowski, on ESPN from 1990 – 1993. Since 1997, Mr. Bartkowski has worked in business development for DPR Construction, Inc., a global commercial contractor and construction management company. He is a well-known motivational speaker on personal success and excellence, giving speeches throughout the U.S.

We believe that Mr. Bartkowski’s experience in business development for DPR Construction, Inc. and his previous leadership and management experience, both in professional football and television, make him well qualified to serve as a member of our Board.

Gary B. Coursey was elected to our Board as a Director on December 3, 2010. Mr. Coursey has over 47 years of experience in the architectural profession and has managed the completion of thousands of projects representing over $3 billion in construction costs. He founded Gary B. Coursey & Associates Architects, Inc. in 1971 and has built an innovative architectural practice focused on the highest level of creativity and design and is a LEED certified firm. Mr. Coursey has overseen the design of over 300,000 units of multi-family housing, personal care facilities, athletic facilities, office buildings, industrial buildings, financial institutions, medical facilities, military facilities, restaurants, shopping centers and churches. Mr. Coursey has experience throughout the U.S., as well as internationally. Mr. Coursey received his Bachelor of Science in Architecture from the Georgia Institute of Technology and his Associate of Science in Building Construction from Southern Polytechnic State University.

We believe that Mr. Coursey’s experience as the founder of Gary P. Coursey & Associates Architects, Inc. and his related architectural design experience make him well qualified to serve as a member of our Board.

Daniel M. DuPree was elected to our Board as a Director effective as of March 31, 2011. In addition, Mr. DuPree has been designated as our lead director by the independent directors to preside over executive sessions of non-management directors. Mr. DuPree has over 30 years of real estate experience in shopping center management, leasing and development. Since March 2009, he has served as Chief Executive Officer for The Reynolds Companies, a real estate development company in Atlanta, Georgia. From 1992 to March 2001 and then again from March 2003 to March 2009, Mr. DuPree served as President and Chief Operating Officer for Cousins Properties Incorporated (NYSE: CUZ), a real estate development, acquisition, financing, management and leasing company. From September 2002 to March 2003, Mr. DuPree served as Chief Executive Officer of Barry Real Estate Companies, a real estate development and management company. From 1982 to 1992, he served as Chief Executive Officer of New Market Development Company, a shopping center management and development company which he founded in 1982. From 1976 to 1982, Mr. DuPree served as an Executive Vice President for Post Properties, Inc. (NYSE: PPS) where he was responsible for shopping center management, leasing and development. From 1974 to 1976, Mr. DuPree was a commercial real estate broker for Coldwell Banker and Company. Mr. DuPree received his Bachelor of Science Business Administration degree from the University of Florida.

We believe that Mr. DuPree’s previous experience as Chief Operating Officer of Cousins Properties and his current role as Chief Executive Officer of The Reynolds Companies make him well qualified to serve as a member of our Board.

Howard A. McLure was elected to our Board as a Director, effective as of March 31, 2011. Since May 2011, Mr. McLure has served as Chairman and Chief Executive Officer of Change Healthcare Corporation, a provider of healthcare cost transparency services to self-insured employers who sponsor high deductible health care benefit plans. From March 2007 until November 2009, he served as Executive Vice President of CVS Caremark Corporation (NYSE: CVS) and President of Caremark Pharmacy Services, a division of CVS Caremark Corporation, where he was responsible for all sales and operations of the division. From June 2005 until March 2007, Mr. McLure served as Senior Executive Vice President and Chief Operating Officer of Caremark RX, Inc., listed on the New York Stock Exchange prior to the closing of the CVS Corp. — Caremark RX Inc. merger in March 2007. From May 2000 to June 2005, Mr. McLure served as Executive Vice President and Chief Financial Officer of Caremark RX, Inc. From June 1998 to May 2000, Mr. McLure served as Senior Vice President and Chief Accounting Officer of Caremark RX, Inc. From 1995 to 1998, Mr. McLure was Senior Vice President and Controller of Magellan Health Services, Inc. (NASDAQ: MGLN), a specialty managed healthcare company. Mr. McLure received his Bachelors of Business Administration in Accounting from the University of Georgia in 1979.

We believe that Mr. McLure’s previous experience as Executive Vice President of CVS Caremark Corporation and Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of Caremark RX, Inc. and his current role as the Chairman and Chief Executive Officer of Change Healthcare Corporation make him well qualified to serve as a member of our Board.

Timothy A. Peterson was elected to our Board as a Director, effective as of March 31, 2011. Since 2003, Mr. Peterson has been a partner, Chief Financial Officer and member of the Investment Committee of Altman Development Corporation where his primary responsibilities have been overseeing capital markets activities, financial reporting, strategic planning and budgeting. Mr. Peterson was Chief Financial Officer for Keystone Property Trust (NYSE: KTR) from 1998 to 2002, becoming Executive Vice President from 2002 to 2003. From 1989 to 1998, Mr. Peterson served in a series of positions for Post Properties, Inc. (NYSE: PPS), including as Executive Vice President. Working very closely with the president of Post Properties, Mr. Peterson was responsible for the day-to-day coordination with the accountants, attorneys and investment bankers involved in completing Post Properties’ initial public offering in July 1993. Throughout his career, Mr. Peterson has overseen in excess of $3 billion of real estate financings using public stock sales, secured and unsecured debt, tax-exempt and taxable bond issuances, private placements and joint ventures. Mr. Peterson received his undergraduate degree in Accounting from the University of Florida in 1985 and his MBA in Finance from the University of Florida in 1987.

We believe that Mr. Peterson’s previous experience as Chief Financial Officer of Keystone Property Trust and Executive Vice President of Post Properties, Inc. combined with his financial reporting, accounting and initial public offering experience makes him well qualified to serve as a member of our Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” ALL OF THE NOMINEES NAMED ABOVE.

Biographical Information Regarding Executive Officers Who Are Not Directors

Michael J. Cronin has served as Chief Accounting Officer and Treasurer of the Company since formation. Mr. Cronin has served in various capacities since joining Williams Realty Advisors, LLC in December 2005, most recently as Chief Financial Officer since October 2008. Prior to joining Williams Realty Advisors, Mr. Cronin served as Vice President of Morgan Stanley Real Estate Advisors from February 2004 to December 2005. Mr. Cronin was the Chief Financial Officer of Hatfield Philips, a commercial real estate company, for three years prior to joining Morgan Stanley Real Estate Advisors. In total, Mr. Cronin has over 25 years of accounting, reporting and finance experience in the real estate field. He is a CPA and holds a BBA and Masters degree in Accounting from the University of Georgia.

William F. Leseman has served as Executive Vice President — Property Management of the Company since formation. Mr. Leseman has over 26 years of experience in property management and since 1995 has served as President of RAM Partners, LLC, a full-service property management firm that leases and manages over 120 multi-family properties totaling approximately 31,000 units. From 1989 to 1995, Mr. Leseman served as Senior Vice President of property management for Post Properties, Inc. (NYSE: PPS), and was responsible for the management of more than 16,000 apartment units. He was previously a senior manager for a large regional property management company responsible for the firm’s owned and third-party portfolios. Mr. Leseman received a B.S. in Business Management from Stephen F. Austin State University in 1982. Mr. Leseman is a member of the Institute of Real Estate Management where he holds the Certified Property Management designation.

Director Compensation

Our compensation committee (the “Compensation Committee”) designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and fairly compensating them for their time and efforts. Because of our intent to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes and the unique attributes of a REIT, service as an independent director on our Board requires broad expertise in the fields of real estate and real estate investing.

We compensate each of our independent directors with an annual fee of $50,000. We also pay an additional $10,000 annual retainer to the chair of our audit committee (the “Audit Committee”). In addition, we pay independent directors a fee of $2,000 per meeting for attending committee meetings. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board and committees thereof. If a director is also one of our officers, we will not pay that director any compensation for services rendered as a director. We may issue shares of our Common Stock pursuant to our stock incentive plan in lieu of paying an independent director his or her annual fees and/or meeting fees in cash. Any fees owed to our independent directors will be paid in shares of our Common Stock through April 2013. In determining the number of shares granted for the annual fees paid to our independent directors for 2011 – 2012, our Compensation Committee used the initial public offering price of $10.00 per share to determine the number of shares granted. In determining the number of shares granted for committee meeting attendance in 2011, our Compensation Committee used the volume weighted average price per share of our Common Stock for the five trading day period ended on the date prior to the meeting to determine the number of shares to grant. Our Audit Committee waived any fees for three of the Audit Committee’s six meetings held during 2011. Currently, our Compensation Committee intends to use the same method for calculating the number of shares to grant for meeting fees in 2012. After April 2013, any such fees may be paid in cash or stock. If we elect to pay our independent directors in cash, subject to the consent of the Compensation Committee, each independent director may elect to receive his or her annual fees and/or meeting fees in the form of shares of our Common Stock or a combination of shares of our Common Stock and cash. The vesting schedule for fees paid to our independent directors in shares of our Common Stock will be determined by the Compensation Committee in connection with such award. None of the members of the Board will be entitled to any fees for serving on the Board except as set forth above or unless the Board unanimously determines otherwise.

Compensation of our directors as of December 31, 2011 was as follows:

NAME(1)	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Steve Bartkowski	0.00	57,194.30	0.00	0.00	0.00	57,194.30
Gary B. Coursey	0.00	57,194.30	0.00	0.00	0.00	57,194.30
Daniel M. DuPree	0.00	57,194.30	0.00	0.00	0.00	57,194.30
Howard A. McLure	0.00	60,907.40	0.00	0.00	0.00	60,907.40
Timothy A. Peterson	0.00	65,138.70	0.00	0.00	0.00	65,138.70

(1)	Mr. Williams, our Chairman, President and Chief Executive Officer, and Mr. Silverstein, our Vice Chairman, Executive Vice President, General Counsel and Secretary, are not included in this table as each of them is a Named Executive Officer of the Company and neither receives compensation for service as a director. All of the compensation paid to Messrs. Williams and Silverstein for the services they provide to the Company is reflected in the Summary Compensation Table.
(2)	The amounts included in this column represent the aggregate grant date fair value of each award, computed in accordance with Financial Accounting Standard Board — Accounting Standards Codification Topic 718, or ASC 718. On April 5, 2011, we issued 5,000 restricted shares of Common Stock to each of our independent directors in lieu of paying cash as compensation for annual service on our Board and we issued 1,000 restricted shares of Common Stock to Mr. Peterson in lieu of paying cash as compensation for serving as the chairman of our Audit Committee; the grant date fair value of each restricted share of Common Stock was $9.91 based on the closing price of our Common Stock on the date of grant. On May 5, 2011, we issued 1,872 shares of our Common Stock to our independent directors in lieu of paying cash as compensation for attendance at committee meetings; the grant date fair value of each share of our Common Stock granted was $9.45 based on the closing price of our Common Stock on the date of grant. On August 4, 2011, we issued 1,500 shares of our Common Stock to our independent directors in lieu of paying cash as compensation for attendance at committee meetings; the grant date fair value of each share of our Common Stock granted was $7.02 based on the closing price of our Common Stock on the date of grant. On November 10, 2011, we issued an aggregate of 1,926 shares of our Common Stock to our independent directors in lieu of paying cash as compensation for attendance at committee meetings; the grant date fair value of each share of our Common Stock granted was $6.10 based on the closing price of our Common Stock on the date of grant.

Corporate Governance

Board of Directors and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our Board. In addition, there are established investment guidelines for our Manager to follow in its day-to-day management of our business. Our Board may amend or revise the investment guidelines without a vote of our stockholders. A majority of our Board members are “independent,” as determined by the requirements of the NYSE Amex and the regulations of the SEC. Our directors keep informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors will meet as needed in executive session without the presence of our corporate officers or non-independent directors.

Audit Committee.  Our Audit Committee consists of three of our independent directors: Messrs. Timothy A. Peterson, Howard A. McLure, and Gary B. Coursey. Mr. Peterson serves as chairman of the Audit Committee and as the “audit committee financial expert,” as defined in applicable SEC rules. Our Board has adopted a charter for the Audit Committee that sets forth its specific functions, powers, duties and responsibilities. The Audit Committee, by approval of at least a majority of the members, will: select the independent registered public accounting firm to audit our annual financial statements; review with the independent registered public accounting firm the plans and results of the audit engagement; approve the audit and non-audit services provided by the independent registered public accounting firm; review the independence of the independent registered public accounting firm; consider the range of audit and non-audit fees; and review the adequacy of our internal accounting controls. The Audit Committee will have additional powers, duties and responsibilities as may be delegated to it by the Board. During 2011, the Audit Committee held six meetings.

Compensation Committee.  Our Compensation Committee consists of three of our independent directors: Messrs. Howard A. McLure, who serves as chairman, Daniel M. DuPree and Steve Bartkowski. During 2011, the Compensation Committee met three times. Our Board has adopted a charter for the Compensation Committee that sets forth its specific functions, powers, duties and responsibilities. Among other things, the Compensation Committee charter calls upon the Compensation Committee to:

•	review and approve on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, if any, evaluate our chief executive officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the Board), determine and approve the remuneration of our chief executive officer based on such evaluation;
•	review and oversee management’s annual process, if any, for evaluating the performance of our officers and review and approve on an annual basis the remuneration of our officers;
•	oversee our stock incentive plan;
•	assist the Board and the chairman in overseeing the development of executive succession plans; and
•	determine from time to time the remuneration for our independent directors.

See Compensation Discussion and Analysis for a description of the processes and procedures of the Compensation Committee and for additional information regarding the Compensation Committee’s role and management’s role in determining compensation for executive officers and directors.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) is comprised of three of our independent directors: Messrs. Daniel M. DuPree, who serves as chairman, Gary B. Coursey and Steve Bartkowski. The Nominating and Corporate Governance Committee was formed to establish and implement our corporate governance practices and to nominate individuals for election to the Board. Our Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by our Board. Among other things, the committee charter calls upon the Nominating and Corporate Governance Committee to: develop criteria for selecting new directors and identify individuals qualified to become Board members and members of the various committees of the Board; select, or recommend that the Board select, the director nominees for each annual meeting of stockholders and the committee nominees; and develop and recommend to the Board a set of corporate governance principles applicable to the Company. We have not adopted a specific policy regarding the consideration of director nominees recommended to our Nominating and Corporate Governance Committee by stockholders. Stockholders who wish to recommend nominees for consideration by the committee may submit their nominations in writing to our Secretary at the address provided in this Proxy Statement. The committee may consider these stockholder recommendations when it evaluates and recommends nominees to the Board for submission to the stockholders at each annual meeting. During 2011, the Nominating and Corporate Governance Committee met once.

Conflicts Committee.  Our conflicts committee (the “Conflicts Committee”) is comprised of three of our independent directors: Messrs. Timothy A. Peterson, who serves as chairman, Howard A. McLure, and Gary B. Coursey. The conflicts committee was formed to review, among other things, (i) transactions we enter into with John A. Williams, WOF, WRF, our Manager or any of their respective affiliates that are subject to an inherent conflict of interest, and (ii) the allocation of investment opportunities among affiliated entities. Our Board has adopted a charter for the Conflicts Committee that sets forth its specific functions, powers, duties and responsibilities. For a description of certain of our conflict resolution procedures, see “Certain Relationships and Related Transactions — Conflicts of Interest — Certain Conflict Resolution Procedures” included elsewhere in this Proxy Statement.

Independent Directors.  Our Board has determined that each of our independent directors is independent within the meaning of the applicable (i) requirements set forth in the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”) and the applicable SEC rules, and (ii) rules of the NYSE Amex. To be considered independent under the NYSE Amex rules, the Board must determine that a director does not have a material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has a relationship with any of those entities, including our sponsor, our Manager and their affiliates). Under the NYSE Amex rules, a director will not be independent if, within the last three years:

•	the director was employed by us or our sponsor, our Manager or any of our affiliates;
•	an immediate family member of the director was employed by us or our sponsor as an executive officer;
•	the director, or an immediate family member of the director, received more than $120,000 during any 12-month period in direct compensation from us or our sponsor, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•	the director was affiliated with or employed by a present or former internal or external auditor of us or our sponsor;
•	an immediate family member of the director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of us or our sponsor;
•	an executive officer serves on our Compensation Committee or the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or
•	the director was an executive officer or an employee (or an immediate family member of the director was an executive officer) of a company that makes payments to, or receives payments from, us or our Manager for property or services in an amount which, in any single fiscal year, exceeded the greater of $200,000 or 5% of such other company’s consolidated gross revenues.

Code of Business Conduct and Ethics

Our Board has established a code of business conduct and ethics. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code of business conduct and ethics to appropriate persons identified in such code; and
•	accountability for adherence to the code of business conduct and ethics.

Waivers to the code of business conduct and ethics may only be granted by unanimous written consent of the independent directors of our Board. If the independent directors grant any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section on our corporate website. The information on our website is not a part of this Proxy Statement.

Committee Charters and Corporate Governance Guidelines

The charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Conflicts Committee, our Corporate Governance Guidelines and our code of business conduct and ethics may be accessed on our website at www.pacapts.com by selecting the “Investors” link, followed by either the “Committee Charters” link or the “Code of Conduct” link, and are available in print upon request from our Secretary. The information on our website is not a part of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of three of our independent directors. None of these individuals has at any time served as an officer or employee of the Company. None of our executive officers has served as a director or member of the Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Board Leadership and Risk Oversight

Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interest of the Company and its stockholders. At this time, the offices of the Chairman of the Board and the Chief Executive Officer are combined, with Mr. Williams serving as Chairman and CEO.

Our Board has reviewed our current Board leadership structure in light of the composition of the Board, the Company’s size, the Company’s recent formation, the nature of the Company’s business, and other relevant factors. Considering these factors, the Company has determined not to have a separate Chief Executive Officer and Chairman of the Board. Given the size of our Board, the Board believes that the presence of five independent directors out of the seven directors, with only independent directors sitting on the Board’s committees, is sufficient independent oversight of the Chairman and Chief Executive Officer. In addition, the Board believes that combining the Chairman and CEO positions is the right corporate governance structure for the Company at this time because it most effectively utilizes Mr. Williams’ extensive experience, knowledge and connections in the multifamily industry, and allows Mr. Williams to use his experience, knowledge and connections to lead Board discussions regarding the Company’s business and strategy, and provides unified leadership for the Company as it develops and grows.

The Board has a lead independent director. Our lead director is an independent director who is elected by the independent members of the Board. Daniel M. DuPree, a director since our initial public offering, currently serves as our lead director. The role of Mr. DuPree, as lead director, includes the following duties:

•	call meetings of the independent directors, as needed;
•	develop the agendas for meetings of the independent directors;
•	preside at executive sessions of the independent directors;

•	confer regularly with the CEO;
•	serve as a liaison between the CEO and the independent directors;
•	in consultation with the CEO, review and approve Board meeting schedules and agendas; and
•	meet with stockholders as appropriate.

The Board oversees risk through (i) its review and discussion of regular periodic reports to the Board and its committees, including management reports and studies on existing market conditions, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business; (ii) the required approval by the Conflicts Committee of all conflict of interest transactions, including, among others, acquisitions and dispositions of properties from affiliates and the engagement of our Manager; (iii) review and discussion of drafts of the Company’s periodic reports to the SEC; (iv) the oversight of our business by the Compensation, Audit and Nominating and Corporate Governance Committees; and (v) regular periodic reports from our independent public accounting firm and other outside consultants, if necessary, regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for U.S. federal income tax purposes and our internal controls over financial reporting.

Meetings of the Board of Directors

During 2011, the Board held six meetings. Actions were also taken during the year by written consent. Each of our directors attended all of the meetings of the Board held during the period of 2011 for which he has been a director or of the meetings of committees of the Board on which he served during the period that he served. We did not have an annual meeting in 2011. We encourage all incumbent directors and director nominees to attend our annual meetings of stockholders.

Communications with Our Board of Directors

Stockholders may communicate with our Board of Directors, our lead director or any other individual director by writing to us at Preferred Apartment Communities, Inc., Attention: Secretary, 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements With Institutional and Other Investors

Williams Opportunity Fund — Private Placement Offering

Private Placement.  On April 5, 2011, concurrent with the closing of our initial public offering of Common Stock and pursuant to the terms of a subscription agreement with WOF, we completed a private placement of 500,000 shares of our Common Stock to WOF pursuant to Regulation D of the Securities Act of 1933, as amended, (the “Securities Act”). The shares of our Common Stock were sold at a purchase price of $10.00 per share, which is equal to the per share offering price of our Common Stock in the initial public offering. The private placement resulted in gross proceeds to us of $5.0 million. The sale was not subject to any underwriting discount or commission. Aggregate offering expenses in connection with the private placement were approximately $0.3 million. WOF is an affiliate of our sponsor.

Registration Rights.  Concurrently with the closing of the private placement offering referred to above, we entered into a registration rights agreement for the benefit of WOF in connection with its holdings of Common Stock. WOF has piggyback registration rights. If we propose to register under the Securities Act any Common Stock, whether or not for sale for our own account or for the account of another person, WOF may include in such registration statement the number of shares of Common Stock as WOF may request, subject to the terms and upon the conditions set forth in the registration rights agreement.

Common Stock Issuance

In connection with our formation and initial capitalization, in January 2010, we issued 33,333 shares of our Class B Common Stock for total gross proceeds to us of $99,999 to NELL Partners, Inc., an entity controlled by John A. Williams and Leonard A. Silverstein. In addition, we issued 3,333 shares of our Class A Common Stock for total gross proceeds to us of $9,999 to NELL Partners, Inc. Pursuant to a change in the designation of our shares of Class A Common Stock to Common Stock and a change of each of our issued and outstanding shares of Class B Common Stock to one issued and outstanding share of Common Stock, all pursuant to an amendment to our charter filed on February 22, 2011, NELL Partners, Inc. now holds 36,666 shares of our Common Stock.

Williams Opportunity Fund — Promissory Notes

On April 5, 2011, we paid in full the amounts owing under all our outstanding promissory notes issued to WOF consisting of: $465,050 that was outstanding on a $465,050 original principal amount promissory note, together with $11,642 in accrued and unpaid interest; $1.24 million that was outstanding on a $1.25 million line of credit, together with $17,453 in accrued and unpaid interest; and the $52,259 that was outstanding on a $0.75 million line of credit, together with $167 in accrued and unpaid interest. All the promissory notes issued to WOF were retired in connection with their repayment in full on April 5, 2011.

Real Estate Property Acquisitions

On April 15, 2011, we completed the acquisition of 100% of the membership interests in Stone Rise Apartments, LLC (“Stone Rise”), the fee-simple owner of a 216-unit multifamily apartment community located in suburban Philadelphia, Pennsylvania for a total purchase price of $30.15 million, exclusive of acquisition-related and financing-related transaction costs. The Stone Rise membership interests were acquired from Oxford Rise Partners LLC, a Georgia limited liability company, and WOF. WOF currently owns approximately 19.31% of our outstanding Common Stock. In addition, John A. Williams, our President, Chief Executive Officer and Chairman of the Board, indirectly owns an approximate 1.0% membership interest in WOF. In connection with the acquisition, we paid an acquisition fee of $301,500, or 1.0% of the contract purchase price, to our Manager, of which WOF received $3,015 through its special limited liability company interest in the Manager, which entitles WOF to receive 1% of our Manager’s gross revenues.

On April 21, 2011, we completed the acquisition of 100% of the membership interests in PAC Summit Crossing, LLC (“Summit Crossing”), the fee-simple owner of a 345-unit multifamily apartment community located in suburban Atlanta, Georgia for a total purchase price of $33.2 million, exclusive of acquisition-related and financing-related transaction costs. The Summit Crossing membership interests were acquired from Oxford Summit Development LLC and WRF. WRF currently owns approximately 13.32% of our outstanding Common Stock. In addition, Mr. Williams indirectly owns an approximate 7.0% membership interest in WRF. In connection with the acquisition, we paid an acquisition fee of $332,000, or 1.0% of the contract purchase price, to our Manager, of which WOF received $3,320 through its special limited liability company interest in our Manager, which entitles WOF to receive 1% of our Manager’s gross revenues.

On April 29, 2011, we, through Trail Creek Apartments, LLC, a wholly owned subsidiary of Preferred Apartment Communities Operating Partnership, L.P., or our operating partnership, completed the acquisition of Oxford Trail, a 204-unit multifamily townhome community located in Hampton, Virginia (“Trail Creek”) for a total purchase price of $23.5 million, exclusive of acquisition-related and financing-related transaction costs. WRF owned indirectly an approximately 10% membership interest in the seller, Oxford Trail JV, LLC. Separate from Mr. Williams’ membership interest in WRF, Mr. Williams received approximately $62,600 from Oxford Trail JV, LLC as a promoted interest in connection with the sale of Trail Creek. Leonard A. Silverstein, our Executive Vice President, General Counsel, Secretary and Vice Chairman of the Board received approximately $20,375 from Oxford Trail JV, LLC as a promoted interest in connection with the sale of Trail Creek. In connection with the acquisition, we paid an acquisition fee of $235,000, or 1.0% of the contract purchase price, to our Manager of which WOF received $2,350 through its special limited liability company interest in the Manager, which entitles WOF to receive 1% of our Manager’s gross revenues.

On June 30, 2011, we made a mezzanine construction loan investment, or the Mezzanine Loan, of $6.0 million to Oxford Hampton Partners LLC, or the Borrower, in connection with the Borrower’s plans to construct a 96-unit multifamily community in Hampton, Virginia located adjacent to our existing Trail Creek community. In connection with the closing of the Mezzanine Loan, Oxford Hampton Partners LLC used proceeds of the Mezzanine Loan to pay approximately $302,300 to WRF to retire an outstanding short term loan from WRF that matured on the closing date of the Mezzanine Loan. In addition, in connection with the closing of the Mezzanine Loan, we received a loan fee of 2% of the maximum loan amount, or $120,000, and a loan commitment fee of $14,333. From the $120,000 loan fee, we paid a fee of $60,000, or 1.0% of the maximum loan amount, to our Manager of which WOF received $600 through its special limited liability company interest in the Manager, which entitles WOF to receive 1% of our Manager’s gross revenues.

Directed Share Program.

In connection with our initial public offering, WOF purchased 500,000 shares of our Common Stock and WRF purchased 690,000 shares of our Common Stock, both through our directed share program, without payment of underwriting discounts and commissions by us other than $0.14 per share as an underwriting fee, at a price of $10.00 per share, which is equal to the per share offering price of our Common Stock in the initial public offering.

Management Agreement

We have entered into a third amended and restated management agreement (the “Management Agreement”), with our Manager to manage our day-to-day operations. Pursuant to the Management Agreement, our Manager provides us with a management team and appropriate support personnel to implement our business strategy and perform certain services for us, subject to oversight by our Board. Our Manager has an investment committee that oversees our investment guidelines, our investment portfolio and its compliance with our investment guidelines and policies. We do not, no do we expect to, have any employees.

The initial term of the Management Agreement expires on April 5, 2016 and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our manager’s performance and fees that may be payable to our Manager annually, and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least 75% of our independent directors, based upon (i) unsatisfactory performance that is materially detrimental to us, or (ii) our determination that the fees payable to our Manager are not in accordance with market rates, subject to our Manager’s right to prevent such termination due to above-market fees by accepting a reduction of fees to at or below market rates agreed to by at least 75% of our independent directors.

The Management Agreement provides for the Manager to be paid fees in connection with services provided to us. These fees include asset management, acquisition, disposition, general and administrative, property management and leasing, and construction, development and landscaping fees. The asset management fee is equal to one-twelfth of 0.50% of the total value of our assets (including cash or cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles, or GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs), payable monthly in arrears. The acquisition fee is 1.0% of the gross contract purchase price of the property, loan or other real estate-related asset purchased, for services in connection with selecting, evaluating and acquiring such asset. The property management and leasing fee is 4% of the monthly gross revenues of our properties managed, for services in connection with the rental, leasing, operation and management of our properties and the supervision of any third parties that are engaged by our Manager to provide such services and is payable monthly in arrears, based on the actual gross revenues for the prior month. The general and administrative fee is 2% of our monthly gross revenues, and is payable monthly in arrears based on the actual gross revenues of the Company for the prior month. The disposition fee payable upon the sale of one or more of our properties or other assets is an amount equal to the lesser of (a) one-half of the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset, and (b) 1% of the sale price of the asset. Payment of a disposition fee may be made only if the Manager provides a substantial amount of services in connection with the sale of the asset as determined by a majority of our independent directors. Any construction fee, development fee and landscaping fee we pay our Manager, if any, will be at market rates customary and competitive in light of the size, type and location of the asset in connection with the construction, development or landscaping of a property, or for management and oversight of expansion projects and other capital improvements. Also, we may reimburse our Manager for certain costs and expenses it incurs in connection with the services it provides to us.

In addition, our Manager has a special limited partnership interest in our operating partnership. The special limited partnership interest entitles our Manager to distributions from our operating partnership equal to 15% of any net sale proceeds from an asset (which equals the proceeds actually received by us from the sale of such asset after paying off outstanding debt related to the sold asset and paying any seller related closing costs, including any commission paid to our manager in connection with the sale of the asset, less expenses allocable to the sold asset) remaining after the payment of (i) the capital and expenses allocable to all realized investments (including the sold asset), and (ii) a 7% priority annual return on such capital and expenses; provided, however, that all accrued and unpaid dividends on our preferred stock have been paid in full.

Conflicts of Interest

We are subject to various conflicts of interest arising out of our relationship with our Manager, and its affiliates, including conflicts related to the arrangements pursuant to which our Manager and its affiliates will be compensated by us. Our agreements and compensation arrangements with our Manager and its affiliates were not determined by arm’s-length negotiations. We anticipate that future acquisitions by us of assets likely will be mostly from unaffiliated third parties, but we would still consider an acquisition from an affiliated third party if such acquisition made financial sense to us and was approved by our Conflicts Committee comprised of independent directors.

Our Manager and its affiliates will try to balance our interests with their duties to other John A. Williams-sponsored programs. However, to the extent that our Manager or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to our stockholders and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us.

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all our directors have a duty to act in a manner reasonably believed to be in our best interest.

Certain Conflict Resolution Procedures

Every transaction that we enter into with John A. Williams, WOF, WRF, our Manager or any of their respective affiliates will be subject to an inherent conflict of interest. Our Board may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and John A. Williams, WOF, WRF, our Manager or any of their respective affiliates. In order to reduce or eliminate certain potential conflicts of interest, our Conflicts Committee will review (i) all transactions we enter into with John A. Williams, WOF, WRF, our Manager or any of their respective affiliates, and (ii) the allocation of investment opportunities among affiliated entities.

In addition, our code of business conduct and ethics requires all of our personnel to be vigilant in avoiding a conflict of interest as it relates to our interests and the interests of our officers and directors or the interests of the employees, officers and directors of our Manager when such individuals are acting for or on our behalf. The code prohibits us from, among other things, entering into a transaction or a business relationship with such a related person or in which such a related person has a substantial financial interest, unless such transaction and relationship are disclosed to and approved in advance by our Conflicts Committee.

Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. We review these questionnaires and, if we determine that it is necessary, discuss any reported transactions with the entire Board. We do not have a formal written policy for approval or ratification of such transactions, as all such transactions are evaluated on a case-by-case basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, if any, to file with the SEC reports of ownership, and reports of changes in ownership, of our equity securities. Such persons must furnish copies of all such reports that they file to us. Based solely on a review of such reports and written representations of our directors and executive officers, each of our five independent directors filed one Form 4 report three days late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our compensation program, objectives and policies for our Named Executive Officers as of December 31, 2011.

Overview of Compensation Program and Philosophy

We have no employees. We are externally managed by our Manager pursuant to the Management Agreement. All of our Named Executive Officers are employees or equity owners of affiliates of our Manager that provide services to us. We have not paid, and do not intend to pay in 2012, any cash compensation to our Named Executive Officers. We do not provide our Named Executive Officers with pension benefits, perquisites or other personal benefits. We have no arrangements to make cash payments to our Named Executive Officers upon their termination from service as our officers. While we do not pay our Named Executive Officers any cash compensation, the Compensation Committee may grant our Named Executive Officers equity-based awards intended to align their interests with the interests of our stockholders. In establishing award levels, the Compensation Committee currently does not plan to engage in any benchmarking of award levels/opportunities, believing that there is insufficient information regarding incentive awards in the case of externally-managed REITS.

We have not yet held a stockholder advisory vote on executive compensation, and accordingly, the Compensation Committee has not yet had the opportunity to consider the results of any such vote in determining specific award amounts granted to an individual. The Compensation Committee will carefully consider stockholder votes on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions.

Cash and Other Compensation

We do not pay or accrue any salaries or bonuses to our Named Executive Officers.

Equity-Based Compensation

The Compensation Committee may, from time to time pursuant to our 2011 Stock Incentive Plan, grant our Named Executive Officers certain equity-based awards, including options, restricted shares, restricted share units, unrestricted shares and other awards based on our shares. In addition, the operating partnership agreement of our operating partnership, authorizes grants of Class B Units, representing Class B limited partnership interests in our operating partnership, to our directors, officers and employees (if we ever have employees), employees of our Manager and its affiliates, employees of entities that provide services to us, our Manager and its affiliates, or to entities that provide services to us. To the extent that our Named Executive Officers are granted Class B Units in respect of their services to us, our officers will not receive duplicate compensation under our 2011 Stock Incentive Plan. These awards are designed to align the interests of our Named Executive Officers with those of our stockholders, by allowing our Named Executive Officers to share in the creation of value for our stockholders through capital appreciation and dividends. These equity awards are generally subject to vesting requirements, and are designed to promote the retention of management and to achieve strong performance for the Company. These awards provide a further benefit to us by enabling our Manager and its affiliates to attract, motivate and retain talented individuals. We currently do not have any equity ownership requirements or guidelines for our Named Executive Officers.

The Compensation Committee also intends to design long-term incentive awards to ensure that our Named Executive Officers have a continuing stake in our long-term success, that the total compensation realized by our Named Executive Officers reflects our multi-year performance as measured by the efficient use of capital and changes in stockholder value, and that a large portion of their total compensation opportunity is earned over a multi-year period and could be forfeitable in the event of termination as an executive officer.

We believe our compensation policies are particularly appropriate since we are an externally managed REIT. REIT regulations require us to pay at least 90% of our earnings to stockholders as dividends. As a result, we believe that our common stockholders are principally interested in receiving attractive risk-adjusted dividends and growth in dividends and market capitalization. Accordingly, we want to provide an incentive to our Named Executive Officers that rewards success in achieving these goals. Since we generally do not have the ability to retain earnings, we believe that equity-based awards serve to align the interests of our Named Executive Officers with the interests of our stockholders in receiving attractive risk-adjusted dividends and growth. Additionally, we believe that equity-based awards are consistent with our stockholders’ interest in market capitalization growth as these individuals will be incentivized to grow our market capitalization for stockholders over time. We believe that this alignment of interests provides an incentive to our Named Executive Officers to implement strategies that will enhance our overall performance and promote growth in dividends and growth in our market capitalization.

The Compensation Committee does not use a specific formula to calculate the number of equity awards and other rights awarded to our Named Executive Officers under our 2011 Stock Incentive Plan or our operating partnership agreement. The Compensation Committee does not explicitly set future award levels/opportunities on the basis of what the Named Executive Officers earned from prior awards. While the Compensation Committee will take past awards into account, if any, it will not solely base future awards in view of those past awards. Generally, in determining the specific amounts to be granted to an individual, the Compensation Committee will take into account factors such as our performance, the individual’s position, his or her contribution to our performance, and general market practices of our peers and similarly sized companies, as well as the recommendations of our Manager.

2011 Class B Unit Grants

As part of its ongoing evaluation of our executive compensation program, the Compensation Committee has devoted considerable attention to equity based incentive compensation for our Named Executive Officers. As a result of those deliberations, on December 30, 2011, the Compensation Committee approved the grant of 107,164 Class B Units (the “2011 Class B Units”) of our operating partnership to our Named Executive Officers. The Compensation Committee made these grants in lieu of reimbursement for aggregate annual cash compensation of $650,000 for 2011, which anticipated reimbursement amounts were described in our final prospectus dated March 31, 2011 related to our initial public offering of our Common Stock.

The following table shows the recipients of the 2011 Class B Units:

Name	2011 Class B Units
John A. Williams	41,217
Michael J. Cronin	16,487
Leonard A. Silverstein	32,973
William F. Leseman	16,487

The 2011 Class B Units will vest one year from the date of grant. The 2011 Class B Units can be earned based upon an aggregate $650,000 increase in our market capitalization from a baseline value set on the date of grant. All market capitalization calculations will be based on the total number of shares of our Common Stock outstanding on the date of grant and will use the volume weighted average of the closing per share prices of our Common Stock reported by NYSE Amex (or other national U.S. stock exchange) for the five (5) consecutive trading days ending on (and including) the valuation date. A determination of the number of 2011 Class B Units that are earned will occur on the first anniversary of the date of grant and, to the extent not fully earned on that date, additional determinations will be made at the end of each calendar quarter thereafter until the 2011 Class B Units are fully earned or forfeited. The Compensation Committee believes the grant of the 2011 Class B Units aligns the interests of our Named Executive Officers closely with the interests of our stockholders in growth in dividends and our market capitalization.

Earned 2011 Class B Units will automatically be converted on a one-for-one basis into Class A Units of our operating partnership. Class A Units are exchangeable for shares of our Common Stock on a one-for-one basis, or cash, as selected by us. The shares of our Common Stock, if and when issued, will be issued pursuant to our 2011 Stock Incentive Plan.

The 2011 Class B Units are designed to qualify as “profits interests” in our operating partnership for federal income tax purposes. As a general matter, the profits interests’ characteristics of the 2011 Class B Units mean that at the time of grant they will not be economically equivalent in value to a Class A Unit. The economic value of a 2011 Class B Unit can increase over time as it is earned.

In the event that we experience a change of control prior to the vesting of the 2011 Class B Units, the 2011 Class B Units will immediately and automatically vest at that time. In addition, a calculation to determine if, and to what extent, the 2011 Class B Units are earned shall be made and will use the fair value of our Common Stock on a per share basis, as determined by the Compensation Committee based on the total consideration paid or payable in the transaction resulting in the change of control, to calculate our market capitalization.

In the event a participant’s service as an executive officer with us terminates due to death or disability prior to the 2011 Class B Units vesting, a pro rata portion of the participant’s 2011 Class B Units will be forfeited based upon the number of days from the date of the death or disability to the original vesting date, but the un-forfeited portion of the participant’s 2011 Class B Units will fully vest as of the date of the participant’s death or disability.

If a participant’s service as an executive officer with us ceases for any reason other than death, disability or change of control, any 2011 Class B Units that have not been earned will automatically be forfeited, although the Compensation Committee may, in its sole discretion, determine that all or any portion of any of the 2011 Class B Units awarded shall become fully vested and not forfeited.

All determinations, interpretations and assumptions related to the vesting and calculation of the amount of 2011 Class B Units earned will be made by the Compensation Committee.

Accounting and Tax Considerations

ASC 718.  We generally follow guidance under ASC 718. If we grant awards of our Common Stock, future stock-based compensation expense will be affected by our stock price, the number of stock-based awards our Compensation Committee grants, if any, in fiscal 2012 and subsequent years, as well as a number of complex and subjective valuation assumptions and the related tax impact. These valuation assumptions include, but are not limited to, dividend yields on our stock, risk-free interest rates, the expected term of the award and the volatility of our Common Stock price.

Policy with Respect to Compensation Deductibility.  Our policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code of 1986, as amended, generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in our best interest. We reserve the right to authorize the payment of non-deductible compensation if we deem that it is appropriate to do so under the circumstances.

Role of Executive Officers in the Compensation Process

Our Chief Executive Officer and Executive Vice President provide input and recommendations to the Compensation Committee for the compensation, if any, paid to each of our Named Executive Officers. The Committee considers these recommendations when determining salary, if any, awarding incentive compensation and setting incentive opportunities for the coming year. In addition, our Chief Accounting Officer analyzes the financial implications of various executive compensation plan designs.

Independent Compensation Consultant

The Compensation Committee has not engaged a compensation consultant and currently has no plans to engage a compensation consultant at any time prior to making compensation decisions for 2013. The Compensation Committee will determine if it will engage a compensation consultant in connection with 2013 compensation decisions when it begins the process for determining 2013 compensation for our Named Executive Officers.

Securities Trading Policy

We maintain a comprehensive securities trading policy which provides, among other things, that “covered persons” and “insiders” who are aware of material, non-public information regarding the Company may not disclose or trade on such information. In addition, “covered persons” and “insiders” are prohibited from transacting in derivative securities of the Company, short selling Company securities, buying or selling Company securities during any blackout period, or holding Company stock in a margin account or pledge Company stock as collateral for a loan. Individuals classified as “insiders” (which include the Named Executive Officers) and their family members generally may not buy or sell Company securities without prior approval of the Company’s General Counsel, except under approved Rule 10b5-1 trading plans. To our knowledge, our Named Executive Officers comply with the policy, and none of our Named Executive Officers currently holds our securities in a margin account or has used our securities as collateral for a loan.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has furnished the following report. The information contained in this “Compensation Committee Report” is not to be deemed “soliciting material” or “filed” with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act or the Exchange Act except to the extent that we specifically incorporate it by reference into such filings.

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K of the Exchange Act with management.

Based on such review and discussions, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

The Compensation Committee
Howard A. McLure, Chairman Daniel M. DuPree Steve Bartkowski

SUMMARY COMPENSATION TABLE

We do not provide any of our Named Executive Officers with any cash compensation or bonus. Nor do we provide any Named Executive Officer with pension benefits or nonqualified deferred compensation plans. We have not entered into any employment agreements with any person, and are not obligated to make any cash payments upon termination of employment or a change in control of us.

The table below summarizes the total compensation paid or awarded to each of our Named Executive Officers for the years indicated. For a more thorough discussion of our executive compensation program, see the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	All Other Compensation ($)	Total
John A. Williams Chief Executive Officer, President and Chairman	2011	—	—	$184,446	—	$184,446
	2010	—	—	—	—	—
	2009	—	—	—	—	—
Michael J. Cronin Chief Accounting Officer and Treasurer	2011	—	—	$73,779	—	$73,779
	2010	—	—	—	—	—
	2009	—	—	—	—	—
Leonard A. Silverstein Senior Vice President, General Counsel, Secretary and Vice Chairman	2011	—	—	$147,554	—	$147,554
	2010	—	—	—	—	—
	2009	—	—	—	—	—
William F. Leseman Senior Vice President — Property Management	2011	—	—	$73,779	—	$73,779
	2010	—	—	—	—	—
	2009	—	—	—	—	—

*	The columns for “Option Awards,” “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.
(1)	Represents the total grant date fair value of the 2011 Class B Unit awards determined in accordance with ASC 718. We engaged a third party valuation consultant to develop the grant date fair values of the 2011 Class B Units using a Monte-Carlo simulation. The simulation was run using assumptions regarding dividend yield, expected volatility, risk-free interest rate and service period. Since we have a limited amount of operating history in the public equity market, the expected volatility assumption was derived from the observed historical volatility of the common stock prices of a select group of peer companies within the REIT industry that most closely approximate our size, capitalization, leverage, line of business and geographic focus markets.

GRANTS OF PLAN-BASED AWARDS THAT OCCURRED IN 2011

		Estimated Future Payouts Under 2011 Equity Incentive Plan Awards
Name	Grant Date	(1) Threshold	(2) Target	(2) Maximum
John A. Williams	December 30, 2011	N/A	41,217	41,217
Michael J. Cronin	December 30, 2011	N/A	16,487	16,487
Leonard A. Silverstein	December 30, 2011	N/A	32,973	32,973
William F. Leseman	December 30, 2011	N/A	16,487	16,487

(1)	Our 2011 Class B Unit awards do not have threshold (or minimum amount) numbers of Class B Units that are earned for a certain level of performance under the award agreements. As such, the threshold level shown in the table is “N/A” based on the fact that there are multiple future dates for determining if Class B Units are earned and there is a potentially infinite time over which they may be earned.
(2)	Our target and maximum amounts are the same as the specified performance target of an aggregate $650,000 increase in our market capitalization will result in all of the 2011 Class B Units being earned.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
John A. Williams	0	N/A	41,217	249,363
Michael J. Cronin	0	N/A	16,487	199,487
Leonard A. Silverstein	0	N/A	32,973	99,746
William F. Leseman	0	N/A	16,487	99,746

(1)	Represents the number of 2011 Class B Units awarded as reported in the Grants of Plan-Based Awards That Occurred in 2011 table at the “Target” level.
(2)	The amounts are calculated by multiplying $6.05, the closing price of our Common Stock as reported by the NYSE Amex for December 30, 2011, by the applicable number of 2011 Class B Units.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2011 regarding our compensation plans and our Common Stock we may issue under the plans.

EQUITY COMPENSATION PLAN INFORMATION TABLE

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders(1)	0		$	N/A	536,202
Equity compensation plans not approved by stockholders	150,000	(2)		12.50	0
Total	150,000			$12.50	536,202

(1)	Includes our 2011 Stock Incentive Plan (the “2011 Plan”) that authorized a maximum of 567,500 shares of our Common Stock for issue under the 2011 Plan. Awards may be made in the form of issuances of Common Stock, restricted stock, stock appreciation rights, performance shares, incentive stock options, non-qualified stock options, or other forms. Eligibility for receipt of, amounts, and all terms governing awards pursuant to the 2011 Plan, such as vesting periods and voting and dividend rights on unvested awards, are determined by our Compensation Committee.
(2)	Represents the warrant to purchase up to 150,000 shares of our Common Stock that was issued to International Assets Advisory, LLC as partial compensation for services rendered in connection with our initial public offering. The exercise price is $12.50 per share, which is 125% of the gross initial public offering price of $10.00 per share. The warrant became exercisable as of September 28, 2011 and expires on March 31, 2015.

AUDIT COMMITTEE REPORT

Our Audit Committee has furnished the following report.

The information contained in this “Audit Committee Report” is not to be deemed “soliciting material” or “filed” with the Securities and Exchange Commission (“SEC”), nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors of Preferred Apartment Communities, Inc. (the “Board”). Management is responsible for the financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its responsibilities:

•	The Audit Committee reviewed and discussed the audited financial statements contained in the 2011 Annual Report on SEC Form 10-K with our management and with PricewaterhouseCoopers LLP.
•	The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T.
•	The Audit Committee received from PricewaterhouseCoopers LLP written disclosures regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with PricewaterhouseCoopers LLP its independence from us and our management.

In reliance on the reviews and discussion noted above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Audit Committee
Timothy A. Peterson, Chairman Howard A. McLure Gary B. Coursey

PROPOSAL NO. 2 — PROPOSAL TO APPROVE (ON AN ADVISORY BASIS) COMPENSATION OF
THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Our Board of Directors recommends a vote FOR the proposal to approve compensation of the Named Executive Officers as Disclosed in this Proxy Statement

General

Our Board is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing stockholders with the opportunity to cast an advisory vote on the 2011 compensation of our Named Executive Officers as disclosed in this Proxy Statement, including in the section entitled “Compensation Discussion and Analysis,” the compensation tables and other executive compensation disclosures.

The stockholder vote will not be binding on us or our Board, and it will not be construed as overruling any decision by us or our Board or creating or implying any change to, or additional, fiduciary duties for us or our Board. Nevertheless, the Board’s Compensation Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with other expressions of stockholder views it receives on specific policies and desirable actions. If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions affecting the executive compensation program.

As discussed in the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement, our Board believes that our compensation program is directly linked to our business objectives of generating income for our stockholders and growing our market capitalization. For example:

•	While we do not pay our Named Executive Officers any cash compensation, our Compensation Committee may grant our Named Executive Officers equity awards intended to align their interests with those of our stockholders, thereby allowing our Named Executive Officers to share in the creation of value for our stockholders through stock appreciation and dividends.
•	These equity awards are generally subject to vesting requirements, and are designed to promote the retention of management and to achieve strong performance for our Company.
•	These awards further provide flexibility to us in our ability to enable our Manager and its affiliates to attract, motivate and retain talented individuals at our Manager and its affiliates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THIS RESOLUTION.

PROPOSAL NO. 3 — PROPOSAL REGARDING THE FREQUENCY (ON AN ADVISORY BASIS)
OF EXECUTIVE COMPENSATION ADVISORY VOTES

While you have the opportunity to vote for every one, two or three years, or abstain from voting on the frequency of say-on-pay votes, our Board unanimously recommends that you vote for a frequency of say-on-pay votes of THREE YEARS.

We are seeking a vote from stockholders as to whether an advisory vote on executive compensation should occur every one, two or three years. The option (every one, two or three years) receiving the greatest number of “for” votes will be considered the frequency recommended by stockholders. We are providing this advisory vote as required pursuant to Section 14A of the Exchange Act. The stockholder vote will not be binding on us or our Board, and it will not be construed as overruling any decision by us or our Board or creating or implying any change to, or additional, fiduciary duties for us or our Board.

A vote that occurs every three years will permit stockholders to evaluate our executive compensation program against our long-term performance. We believe that our compensation program is directly linked to our principal business objective of generating income for our stockholders and growing our market capitalization.

We take a long-term view toward our performance, and therefore believe it is most appropriate for stockholders to express their views on our compensation program every three years. In determining to recommend that the stockholders select a frequency of once every three years, our Board considered how an advisory vote at such frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, objectives and practices in the context of our long-term business results for such period, while avoiding overemphasis on short-term fluctuations in compensation and business results that could occur over shorter periods of time. An advisory vote occurring once every three years will also permit our stockholders to fully observe and evaluate the impact of any changes to our executive compensation philosophy and objectives that have occurred since the last advisory vote on executive compensation, including any changes in response to the outcome of a prior advisory vote on executive compensation.

If a stockholder has a concern about our compensation program and would like to contact us, our Board and our Compensation Committee may be contacted either individually or as a group at any time as noted under “Communications with Our Board of Directors” in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU SELECT “EVERY THREE YEARS”
FOR THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 4 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends a vote FOR the ratification of the selection of
PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 fiscal year, subject to ratification by our stockholders. If our stockholders do not ratify such selection, it will be reconsidered by our Board. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our stockholders’ best interests. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2012 Annual Meeting of Stockholders, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us for the fiscal year ended December 31, 2010 and fees billed to or agreed to by us for the fiscal year ended December 31, 2011 by PricewaterhouseCoopers LLP for professional services rendered:

Fee Category	2011 Fees	2010 Fees
Audit fees(1)	$150,586	$40,754
Audit-related fees(2)	8,307	113,900
Tax fees(3)	61,084	6,200
All other fees(4)	159,001	148,255
Total Fees	$378,978	$309,109

(1)	Audit fees consist of fees for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and review of the interim financial statements included in our quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are related to audits and reviews of the financial statements of our three acquired communities.
(3)	Tax fees consist of fees billed for professional services regarding federal, state and, if applicable, international tax compliance, tax advice and tax planning.
(4)	All other fees consist of reviews of our Registration Statement on Form S-11, as amended (Registration No. 333-168407), related to our initial public offering and our Registration Statement on Form S-11, as amended (Registration No. 333-176604), related to our Series A Redeemable Preferred Stock and Warrant Unit offering.

Pre-Approval Policies

Our Audit Committee reviews each service on a case-by-case basis before approving the engagement of PricewaterhouseCoopers LLP for all audit or permissible non-audit services.

Consideration of Non-Audit Services Provided by the Independent Registered Public Accounting Firm

Our Audit Committee has concluded that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independent registered public accounting firm’s independence.

OTHER BUSINESS

Our Board does not presently intend to bring any other business before the Annual Meeting, and, so far as known to our Board, no matters are to be brought before the Annual Meeting, except as specified in the Notice of Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,
Leonard A. Silverstein Vice Chairman and Executive Vice President

Date: March 23, 2012

PREFERREDAPARTMENT | COMMUNITIES®

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 10, 2012.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/APTS**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, a vote FOR Proposals 2 and 4 and every THREE YEARS for Proposal 3.

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - John A. Williams	☐	☐	02 - Leonard A. Silverstein	☐	☐	03 - Steve Bartkowski	☐	☐
04 - Gary B. Coursey	☐	☐	05 - Daniel M. DuPree	☐	☐	06 - Howard A. McLure	☐	☐
07 - Timothy A. Peterson	☐	☐						

	1 Yr	2 Yrs	3 Yrs	Abstain
3. An advisory vote on the frequency of future advisory votes on the compensation of our executive officers.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PREFERRED APARTMENT | COMMUNITIES®

Proxy — Preferred Apartment Communities

Notice of 2012 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 10, 2012

Leonard A. Silverstein, John A. Williams, and Michael J. Cronin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Preferred Apartment Communities to be held at our principal executive offices, located at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339, on Thursday, May 10, 2012 at 9:00 a.m. Eastern time, and any postponements or adjournments thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1, FOR Proposals 2 and 4 and every THREE YEARS for Proposal 3.

PREFERREDAPARTMENT | COMMUNITIES®

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Stockholder Meeting Notice

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Important Notice Regarding the Availability of Proxy Materials for the Preferred Apartment Communities, Inc. Stockholder Meeting to be Held on May 10, 2012.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Annual Report and Proxy Statement for stockholders are available at:

www.envisionreports.com/APTS

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/APTS** to view the materials.

Step 2: Click on **Cast Your Vote or Request Materials**.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 30, 2012 to facilitate timely delivery.

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Stockholder Meeting Notice

Preferred Apartment Communities, Inc. Annual Meeting of Stockholders will be held on May 10, 2012 at Preferred Apartment Communities, Inc., 3625 Cumberland Boulevard, Suite 400, Atlanta, GA, 30339, at 9:00 a.m. Eastern Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, a vote FOR Proposals 2 and 4 and every THREE YEARS for Proposal 3:

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/APTS**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials Preferred Apartment Communities, Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 30, 2012.

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